Exhibit 99.5

    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

a) Reflects the net effect of the transactions discussed in notes (b), (c) and (d) below.

b) Reflects total payment of approximately $606 million for 603,000 shares of Janus common stock from Mr. Bailey and one other minority stockholder of Janus. Of the $606 million, approximately $7.1 million reflects the increase in Stilwell's ownership percentage of Janus (from approximately 84.1% actual at March 31, 2001 to 90.3%) and resulting decline in minority ownership. The remaining $598.9 million that Stilwell paid for the Janus shares represents intangible assets and goodwill pursuant to the purchase method of accounting. For purposes of these pro forma financial statements, it was assumed that 50% of the excess cost over tangible net assets represents identifiable intangible assets. The intangible assets and goodwill assumed to be recorded in connection with the acquisition do not qualify for amortization under applicable tax rules and therefore, no related tax benefit is associated with the amortization of these items. Pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("FAS 109"), goodwill of $114.5 million associated with deferred income taxes was recorded (utilizing an estimated effective income tax rate of 38.25%) only for the assumed specifically identifiable intangible assets based on the difference between the book and tax bases on the date of acquisition. The intangibles and goodwill are assumed to be amortized over 20 years, representing an estimated weighted average of periods over which such assets would be amortized.

     In addition, the Financial Accounting Standards Board recently adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("FAS 142"), which establishes new standards for recording and amortizing goodwill and identifiable intangible assets. All of the provisions of FAS 142 are required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The adoption by Stilwell of FAS 142 - expected to occur on January 1, 2002 - will impact the amount of amortization expense recorded in the Statement of Income.

c) Reflects the payment of an estimated $15.5 million (from the gross cash proceeds discussed in note (d)) in various debt issue costs related to the financing, including payments of fees to the underwriter, accountants, attorneys and other professionals. Pursuant to generally accepted accounting principles, these debt issue costs will be capitalized and amortized using the effective yield method over one year, representing the first point in time at which a holder of the convertible debt security may put the security to Stilwell.

d) Reflects completion of the offering of the convertible debt securities on March 31, 2001 and the receipt of estimated gross proceeds of $690 million.



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         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME

e) Reflects the amortization of $948.3 million in intangible assets and goodwill resulting from i) Stilwell's acquisition of the Janus common stock from Mr. Bailey and the other Janus minority stockholder as discussed in note (b) above; and ii) the purchase of 199,042 shares from other minority stockholders in March 2001. Assuming the transactions occurred on January 1, 2000, estimated additional amortization expense for the year ended December 31, 2000 and three months ended March 31, 2001 would total $47.4 million and $11.4 million, respectively. See Note (h) for information regarding the tax impact.

f) For purposes of these pro forma financial statements, the convertible debt securities are assumed to have a 1% yield on the $690 million original issue price over a 30-year period, resulting in approximately $6.9 million and $1.7 million of interest expense during the year ended December 31, 2000 and the three months ended March 31, 2001, respectively. Additionally, interest expense reflects the amortization of debt issue costs incurred to complete the financing - see note (c) above - which results in additional interest expense of $15.5 million in 2000.

     Approximately $3.9 million of interest expense recorded during the three months ended March 31, 2001 associated with the purchase of shares from Mr. Bailey was eliminated assuming that the acquisition occurred on January 1, 2000.

g) Assuming these transactions occurred on January 1, 2000, Stilwell would have used $200.0 million of its existing cash to help fund these acquisitions. Using an assumed cash interest rate of 4.5%, Stilwell would have forfeited the opportunity to earn approximately $9.0 million and $1.9 million in interest income for the year ended December 31, 2000 and three months ended March 31, 2001, respectively. See consideration of the tax effects on this interest in (h) below.

     Note that for purposes of these pro forma financial statements, it was assumed that the excess proceeds received in connection with the convertible debt security offering completed on April 25, 2001 (i.e., proceeds that were not used to purchase the 600,000 shares of Janus common stock and to pay associated interest to Mr. Bailey) were not used to fund the acquisition of the 202,042 shares of Janus common stock purchased from other minority stockholders.

h) Reflects the income tax effect - using an estimated effective income tax rate of 38.25% - resulting from the amortization of debt issue costs discussed in note (c) above, the interest associated with the convertible debt securities as discussed in note (f) above and reduced interest income as discussed in note (g) above.

     As discussed in note (b) above, concurrent with the amortization of the goodwill recorded for the deferred taxes under FAS 109, deferred income taxes are reduced to reflect the reversal of a portion of the temporary difference.

i) As a result of the Stilwell's acquisition of the 802,042 shares of Janus common stock, Stilwell's ownership percentage of Janus would increase from approximately 82.0% as of March 15, 2001 to approximately 90.3%. Assuming the acquisitions occurred on January 1, 2000, Stilwell would have recorded an additional $59.5 million and $9.5 million in net income (as a result of reduced minority interest), representing approximately 8.3% of Janus's net income for the year ended December 31, 2000 and three months ended March 31, 2001, respectively.

j) Diluted earnings per share excludes 15,965,754 million shares related to the convertible debt securities, because it has been assumed that the conversion conditions have not been met.